Exhibit 99.1
For Immediate Release
Date: December 29, 2006

Contacts:	J. Williar Dunlaevy	Stephen M. Conley
	Chairman & Chief Executive Officer	Chief Financial Officer & SVP

Phone:	413-445-3500	413-445-3530

Email:	bill.dunlaevy@legacybanks.com	steve.conley@legacybanks.com

Legacy Bancorp, Inc. Announces Balance Sheet Restructuring
PITTSFIELD, MASSACHUSETTS (December 29, 2006): Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ: LEGC), the bank holding company for Legacy Banks (the “Bank”), today announced that it has recently completed a restructuring of a portion of its balance sheet through the sale of approximately $64.5 million of bonds which were yielding an average of 3.89%. The Company will incur an after-tax loss of approximately $1.3 million, or $0.14 per share, on the sale of these bonds. Proceeds from the sale have been reinvested in securities averaging 5.57%, and the transaction is expected to increase interest income by approximately $1.0 million in 2007.
Chairman and CEO J. Williar Dunlaevy stated, “The balance sheet restructuring will help the Company going forward. The sale and reinvestment of proceeds into higher-yielding securities is a proactive measure the Company executed in order to enhance future performance. Although the loss will be realized in the income statement in the fourth quarter of 2006, it has already been reflected in “accumulated other comprehensive loss” within the balance sheet and thus will have no impact to stockholders equity.”
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995and actual results may differ from those contemplated by these statements. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.